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                                                                           EXHIBIT 11-1

                                     PENNSYLVANIA ENTERPRISES, INC.

                         Statement Re Computation of Per Share Earnings for the
                     Three and Nine Month Periods Ended September 30, 1997 and 1996


                                         Three Months Ended           Nine Months Ended
                                         1997          1996           1997          1996
Income (loss) before subsidiary's
  preferred stock dividends          $ (2,047,000) $ (3,694,000)  $  6,827,000  $  3,822,000

Subsidiary's preferred stock
  dividends                               320,000       363,000        991,000     1,383,000

Net income (loss)                    $ (2,367,000) $ (4,057,000)  $  5,836,000  $  2,439,000

Earnings (loss) per share of
  common stock*                      $       (.24) $       (.43)  $        .69  $        .10

Computations of additional common
  shares outstanding

  Average shares of common stock        9,699,614     9,621,126      9,643,088    10,428,032

  Incremental common shares
    applicable to options, based on
    the daily average market price        102,522        17,168         68,779        15,926

  Average common shares as adjusted     9,802,136     9,638,294      9,711,867    10,443,958

  Average shares of common stock        9,699,614     9,621,126      9,643,088    10,428,032

  Incremental common shares
    applicable to options, based on
    the more dilutive of daily
    average or ending market price        102,993        19,148         67,892        17,434

  Average common shares fully
    diluted                             9,802,607     9,640,274      9,710,980    10,445,466

Earnings (loss) per share of
  common stock*

  Average common shares as adjusted  $       (.24) $       (.43)  $        .68  $        .10

  Average common shares fully
    diluted                          $       (.24) $       (.43)  $        .68  $        .10



*  Earnings (loss) per share  of  common  stock  reflect the effects of (premiums)/discounts totaling $(48,261), $773,034, ($89,775) and  ($1,383,771) on the redemption/repurchase of subsidiary's preferred stock in the three and nine month periods ended September 30, 1997 and 1996, respectively,, that were charged  to  retained earnings and not included in the determination of net income.
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